Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS SECOND QUARTER 2021

EARNINGS PER DILUTED SHARE OF $2.31

Operating Ratio Improves to a Company Record of 72.3%

THOMASVILLE, N.C. – (July 28, 2021) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2021.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share amounts)	2021	2020	% Chg.	2021	2020	% Chg.
Total revenue	$1,319,409	$896,210	47.2%	$2,445,924	$1,883,574	29.9%
LTL services revenue	$1,299,760	$884,069	47.0%	$2,409,382	$1,858,500	29.6%
Other services revenue	$19,649	$12,141	61.8%	$36,542	$25,074	45.7%
Operating income	$366,044	$199,166	83.8%	$635,701	$382,336	66.3%
Operating ratio	72.3%	77.8%		74.0%	79.7%
Net income	$269,576	$147,805	82.4%	$468,935	$280,982	66.9%
Diluted earnings per share	$2.31	$1.25	84.8%	$4.01	$2.36	69.9%
Diluted weighted average shares outstanding	116,561	118,360	(1.5)%	116,907	119,083	(1.8)%

Greg C. Gantt, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s second quarter financial results include new Company records for quarterly revenue, operating ratio and earnings per diluted share. We achieved these record results by continuing to execute on the fundamental aspects of our long-term strategic plan, which is centered on our ability to provide superior service at a fair price. In addition, our strategy of continuously investing in our service center network has provided us with capacity to support additional revenue growth. These factors, combined with a domestic economy that continues to improve, have driven a significant increase in the demand for our superior service. As a result, the sequential acceleration in our revenue during the second quarter was once again well above our normal sequential trends.

“The Company’s revenue growth as compared to the second quarter of 2020 included a 28.1% increase in LTL tons and a 14.9% increase in LTL revenue per hundredweight. The increase in LTL tons resulted from a 33.5% increase in LTL shipments that was partially offset by a 4.0% decrease in LTL weight per shipment. The decrease in our LTL weight per shipment was due primarily to changes in the mix of freight between the periods compared, which includes the impact of operational changes we made earlier this year that reduced the number of heavy-weighted shipments in our network. Our yield metrics benefited from the decrease in weight per shipment as well as the 1.2% increase in our average length of haul. The increase in our revenue per hundredweight also reflects the success of our yield-improvement initiatives that are designed to improve individual account profitability. Our consistent, long-term pricing strategy generally focuses on offsetting our cost inflation while also supporting further investments in capacity and technology.

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ODFL Reports Second-Quarter Financial Results

July 28, 2021

“Our operating ratio improved 550 basis points to 72.3% for the second quarter of 2021. The improvements in freight density and yield created operating leverage that allowed us to improve most of our cost categories as a percent of revenue. The improvement in our direct operating costs as a percent of revenue also benefited from increased operating efficiencies during the quarter. Our salaries, wages and benefits costs as a percent of revenue improved to 46.4% from 51.4% in the second quarter of 2020, although as volumes increased during the quarter, we increased our use of purchased transportation to supplement our workforce. The average number of full-time employees increased 20.7% as compared to the second quarter of 2020, and we intend to hire additional employees throughout the third quarter to support anticipated growth.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $198.0 million for the second quarter of 2021 and $508.3 million for the first half of the year. The Company had $484.2 million in cash and cash equivalents at June 30, 2021.

Capital expenditures were $155.1 million for the second quarter of 2021 and $206.1 million for the first half of the year. The Company expects its aggregate capital expenditures for 2021 to total approximately $605 million, including planned expenditures of $275 million for real estate and service center expansion projects; $290 million for tractors and trailers; and $40 million for information technology and other assets.

Old Dominion returned $63.2 million of capital to its shareholders during the second quarter of 2021 and utilized $395.4 million of cash through the first half of the year for both its share repurchase and dividend programs. For the first half of the year, this amount consisted of $349.0 million of share repurchases and $46.4 million of cash dividends.

Share Repurchase Authorization

The Company’s Board of Directors approved a new share repurchase program that authorizes Old Dominion to repurchase up to $2.0 billion of its outstanding stock. This new repurchase program will begin after the completion of the Company’s existing $700 million repurchase program, which had $206.3 million remaining available and uncommitted at June 30, 2021. Share repurchases may be effected in the open market or through privately negotiated transactions, including through repurchase plans designed to comply with Rule 10b5-1 and accelerated share repurchase transactions. The new share repurchase program does not have an expiration date. While the Company intends to return excess capital to its shareholders through its share repurchase and dividend programs, the priority for capital spending will continue to be strategic investments in capital expenditures to support the long-term profitable growth of its business.

Summary

Mr. Gantt concluded, “The Old Dominion team delivered Company records for both revenue and profitability during the second quarter, and we are pleased with the ongoing momentum in our business. The consistent execution of our strategic plan has allowed us to increase our market share over the long term, and we believe our service and capacity advantages will allow us to continue to win market share. Our ability to grow will require further investment in our OD Family of employees, our fleet, and our service center network, and we have the financial strength to support these initiatives. The combination of these factors gives us confidence that we can produce additional profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through August 4, 2021, at (877) 344-7529, Access Code 10158075.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein,

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ODFL Reports Second-Quarter Financial Results

July 28, 2021

including, but not limited to, the following, many of which will continue to be amplified by the current COVID-19 pandemic: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various risks related to public health epidemics, pandemics and similar outbreaks; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) the availability and cost of new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (6) the availability and price of diesel fuel and our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (7) seasonal trends in the less-than-truckload (“LTL”) industry, including harsh weather conditions and disasters; (8) the availability and cost of capital for our significant ongoing cash requirements; (9) decreases in demand for, and the value of, used equipment; (10) our ability to successfully consummate and integrate acquisitions; (11) the costs and potential liabilities related to our international business relationships; (12) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (13) the competitive environment with respect to our industry, including pricing pressures; (14) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (15) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (16) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand and maintain our customer relationships; (17) our ability to retain our key employees and continue to effectively execute our succession plan; (18) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (19) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (20) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (21) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”) could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (22) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (23) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (24) the effects of legal, regulatory or market responses to climate change concerns; (25) the costs associated with healthcare legislation or rising healthcare costs; (26) the costs and potential liabilities related to litigation and governmental proceedings, inquiries, notices or investigations; (27) the impact of changes in tax laws, rates, guidance and interpretations; (28) the concentration of our stock ownership with the Congdon family; (29) the ability or the failure to declare future cash dividends; (30) fluctuations in the amount and frequency of our stock repurchases; (31) volatility in the market value of our common stock; (32) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (33) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American less-than-truckload (“LTL”) motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Second-Quarter Financial Results

July 28, 2021

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year to Date
(In thousands, except per share amounts)	2021		2020		2021		2020
Revenue	$1,319,409	100.0%	$896,210	100.0%	$2,445,924	100.0%	$1,883,574	100.0%

Operating expenses:
Salaries, wages & benefits	611,518	46.4%	460,906	51.4%	1,157,177	47.3%	985,389	52.3%
Operating supplies & expenses	137,577	10.4%	75,412	8.4%	261,733	10.7%	183,105	9.7%
General supplies & expenses	34,427	2.6%	25,881	2.9%	65,595	2.7%	59,489	3.2%
Operating taxes & licenses	33,256	2.5%	27,043	3.0%	64,522	2.6%	56,357	3.0%
Insurance & claims	14,983	1.2%	10,910	1.2%	27,905	1.2%	20,760	1.1%
Communications & utilities	8,390	0.6%	7,262	0.8%	16,586	0.7%	15,453	0.8%
Depreciation & amortization	63,947	4.9%	65,735	7.4%	127,934	5.2%	131,170	7.0%
Purchased transportation	43,927	3.3%	18,983	2.1%	78,641	3.2%	39,783	2.1%
Miscellaneous expenses, net	5,340	0.4%	4,912	0.6%	10,130	0.4%	9,732	0.5%

Total operating expenses	953,365	72.3%	697,044	77.8%	1,810,223	74.0%	1,501,238	79.7%

Operating income	366,044	27.7%	199,166	22.2%	635,701	26.0%	382,336	20.3%

Non-operating expense (income):
Interest expense	465	0.0%	765	0.1%	972	0.0%	865	0.0%
Interest income	(196)	(0.0)%	(231)	(0.0)%	(482)	(0.0)%	(1,479)	(0.1)%
Other expense (income), net	1,387	0.1%	(373)	(0.0)%	1,515	0.1%	3,244	0.2%

Income before income taxes	364,388	27.6%	199,005	22.2%	633,696	25.9%	379,706	20.2%

Provision for income taxes	94,812	7.2%	51,200	5.7%	164,761	6.7%	98,724	5.2%

Net income	$269,576	20.4%	$147,805	16.5%	$468,935	19.2%	$280,982	14.9%

Earnings per share:
Basic	$2.33		$1.26		$4.04		$2.37
Diluted	2.31		1.25		4.01		2.36

Weighted average outstanding shares:
Basic	115,821		117,610		116,157		118,330
Diluted	116,561		118,360		116,907		119,083

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ODFL Reports Second-Quarter Financial Results

July 28, 2021

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2021	2020	% Chg.	2021	2020	% Chg.
Work days	64	64	0.0%	127	128	(0.8)%
Operating ratio	72.3%	77.8%		74.0%	79.7%
LTL intercity miles (1)	178,938	141,417	26.5%	340,111	297,366	14.4%
LTL tons (1)	2,598	2,028	28.1%	4,930	4,181	17.9%
LTL tonnage per day	40,600	31,688	28.1%	38,819	32,664	18.8%
LTL shipments (1)	3,307	2,478	33.5%	6,211	5,194	19.6%
LTL shipments per day	51,672	38,719	33.5%	48,903	40,578	20.5%
LTL revenue per intercity mile	$7.29	$6.27	16.3%	$7.12	$6.27	13.6%
LTL revenue per hundredweight	$25.10	$21.85	14.9%	$24.56	$22.28	10.2%
LTL revenue per hundredweight, excluding fuel surcharges	$21.67	$19.64	10.3%	$21.36	$19.77	8.0%
LTL revenue per shipment	$394.49	$357.65	10.3%	$389.94	$358.69	8.7%
LTL revenue per shipment, excluding fuel surcharges	$340.48	$321.47	5.9%	$339.06	$318.31	6.5%
LTL weight per shipment (lbs.)	1,571	1,636	(4.0)%	1,588	1,610	(1.4)%
Average length of haul (miles)	930	919	1.2%	929	919	1.1%
Average active full-time employees	21,621	17,911	20.7%	21,050	18,930	11.2%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2021	2020
Cash and cash equivalents	$484,204	$401,430
Short-term investments	165,254	330,274
Other current assets	661,657	511,635
Total current assets	1,311,115	1,243,339
Net property and equipment	2,998,727	2,914,031
Other assets	224,604	212,040
Total assets	$4,534,446	$4,369,410

Current liabilities	$482,018	$373,130
Long-term debt	99,939	99,931
Other non-current liabilities	550,111	570,061
Total liabilities	1,132,068	1,043,122
Equity	3,402,378	3,326,288
Total liabilities & equity	$4,534,446	$4,369,410

Note: The financial and operating statistics in this press release are unaudited.

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